Exhibit 99.1

Operator:  Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Fourth Quarter and Full Year Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, Wednesday, February 18, 2015 at 9:00 am Pacific Standard Time.

I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead, sir.

Bryan Giglia:  Thank you, Audria and good morning everyone. By now, you should have all received a copy of our fourth quarter earnings release and supplemental, which we released yesterday. If you do not yet have a copy, you can access it on our website at www.sunstonehotels.com.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, and Hotel EBITDA Margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer. After our remarks, we will be available to answer your questions.

With that, I’d like to turn the call over to John. Please go ahead.

John Arabia:  Thanks, Bryan and thank all of you for joining us today. On today’s call, I will first provide a few highlights of our hotel performance and the current operating environment. Second, I’ll give an update of our exciting value-add repositioning projects in Boston and Wailea, as well as an update of the renovation of the Hyatt Regency Embarcadero and third, I’ll provide a few thoughts regarding the current investment environment. Next, Marc will review our 2014 operations in detail and will highlight operating expectations for various markets in 2015. Bryan will then walk through our recent capital transactions, which have left us with considerable financial flexibility, and will also provide earnings guidance for the first quarter and full year 2015.

To begin with, our portfolio continued to perform well in the fourth quarter. While RevPAR growth came in on the lower end of our initial guidance, Food and Beverage revenues and other revenues were stronger than anticipated. These revenue increases coupled with strong expense controls and a 120 basis point increase in Hotel EBITDA Margins produced Adjusted EBITDA and Adjusted FFO per share at the high end and midpoint of our expectations, respectively.

Our two hotels in New York City continued to face the headwinds of additional supply and more recently have experienced softer international visitation as a result of the stronger dollar. However, we continue to experience strong growth in markets such as Boston, Orlando, and most of the West Coast, as demand strengthens, occupancies continue to grow, and pricing pressure intensifies. Furthermore, lower oil prices are already having a positive impact on transient bookings in Wailea, as airfares to Hawaii are showing year-over-year declines. Overall, our portfolio occupancy has surpassed the prior peak levels and we are seeing greater evidence that group business - both in terms of room night demand and total group spend — is improving.  . Marc will provide more detail on this in a moment, but I think it’s worthwhile to highlight that several of our hotels are now limiting group room nights and shifting group patterns to lower occupancy weekend nights due to the strength of midweek transient demand. Furthermore, our group rates on tentative bookings are up meaningfully from prior year. These are very good trends.

Now let’s talk about our recent and ongoing capital projects. We expect to invest between $165 million and $180 million to renovate and reposition our hotels in 2015. More than half of this capital will be invested in our three most recent acquisitions. This includes $41 million to $45 million at Boston Park Plaza, $22 million to $24 million at the Marriott Wailea and $28 million to $31 million at the Hyatt San Francisco. All of these renovations and repositionings are proceeding as planned and our capital budgets in general have not changed. We expect to incur approximately $3 million to $5 million of revenue displacement this year, or an incremental $1 million to $2 million compared to the roughly $3 million of revenue displacement witnessed last year. To put this into perspective, the high end of our 2015 disruption forecast equates to 40 basis points of our anticipated 2015 total property revenues of roughly $1.25 billion.

So let’s talk in more detail about each one of these three projects beginning with Boston Park Plaza. In 2014 we invested roughly $30 million in the Boston Park Plaza primarily in the hotel’s street level retail space and infrastructure including the hotel’s facades, roofs, elevators, and HVAC systems. Even in its recent condition which included scaffolding, jack hammering, elevators out of service and major construction activity in the lobby and meeting space since late November, the hotel had a terrific year. The hotel gained 210 basis points in RevPAR index in 2014, increased RevPAR by 8.7%, and produced $20.6 million in Hotel EBITDA.

We are on track to be substantially completed with the renovation of the first four floors of the hotel which includes all the meeting space, the lobby, a 20,000 square foot David Barton Gym and all first floor retail by the end of this first quarter. The renovation work completed thus far looks fantastic and we’re really excited about the hotel’s earning potential. We are already seeing the benefits of the new space even prior to completion as now we are selling to groups that would not have booked with the hotel prior to the renovation. Our second quarter 2015 group pace is up 13% and our year-over-year catering revenues between April and December are up 32%.

Now up to Maui to our Marriott Wailea Beach Resort.  2014 ended strong at the Marriott Wailea with fourth quarter RevPAR up 14.6% and full year Hotel EBITDA increasing modestly to $20.4 million. The full-year earnings exceeded our underwriting by $1.1 million. This outperformance translates into an EBITDA multiple of 16.1 times on our purchase price which is almost a full turn below the EBITDA multiple we expected when we announced the acquisition last June.

Additionally, the resort is expected to have solid growth in ‘15, which will be slightly offset by approximately $1 million to $1.5 million of expected renovation displacement. However, the $2 million guarantee payment that we expect to receive from Marriott in 2015 should more than compensate for this renovation displacement. We continue to move forward with implementing our asset management initiatives and will complete a soft good renovation of all guest rooms and a full renovation of the meeting space this year. We’ll then finalize the hotel repositioning in 2016 with extensive improvements to the common areas and pools in order to materially elevate the resort’s experience and to make the property far more competitive.

Now on to San Francisco. While the Boston Park Plaza and the Wailea Marriott are comprehensive repositionings, the already completed and remaining renovations at the Hyatt Regency San Francisco are fairly routine in nature. In 2014, we completed the renovation of all guest rooms and suites. In 2015, we will complete a refresh of the meeting space and lobby throughout the year in order to minimize disruption. We’re looking forward to strong growth of this hotel in 2015, with RevPAR growth expected to exceed the markets’ growth.

In summary, the renovation and repositioning of these assets are proceeding as planned and we remain excited about the growth prospects of these hotels and finally, I would like to spend a minute regarding our approach to the current investment environment. Clearly, the acquisitions market has become more competitive over the last 12 months as both public and private equity players remain active buyers of institutional quality hotels. As a result, return expectations for hotel real estate continued to narrow and pricing expectations remain robust. This trend has made it somewhat more difficult for us to compete for attractively priced hotel acquisitions. With that said, we will continue to look for acquisitions’ opportunities for high quality hotels that we believe will produce unlevered returns in excess of our cost of capital and conversely we will continue to explore monetizing hotels that do not fit within our long-term portfolio strategy.

With that, I’ll turn it over to Marc to discuss our fourth quarter and full year 2014 operating results in the current operating environment. Marc, please go ahead.

Marc Hoffman:  Thank you, John. Good morning everyone and thank you for joining us today. I’ll review our portfolios’ fourth quarter and full year 2014 operating performance in greater detail. Focusing first on the fourth quarter, we saw our Comparable RevPAR grow 6% to $155.69 through 4.4% growth in ADR and a 120 basis point improvement in occupancy. This occupancy growth led us to achieve, when taken on a same store basis, a fourth quarter occupancy that is 100 basis points above our portfolios’ prior peak occupancy for the fourth quarter. Overall, 11 of our hotels generated double-digit RevPAR growth during the fourth quarter, including our Renaissance Orlando, Marriott Wailea, and Renaissance Long Beach.

With occupancy continuing to be at record high levels and with demand trends continuing to improve, our operators have focused on increasing transient rates through proactive revenue mix management. This strategy has helped to increase our premium business portfolio wide specifically in the fourth quarter. We continue to focus on decreasing our reliance on discount channels. During Q4, all our discount segments declined by 4.4% in room nights while increasing a strong 5.7% in average rate.

Likewise, we continued to reduce our contract business considerably and while we are keeping some contract business in place such as certain airline crews, we now have considerable pricing power. We reduced our contract room nights in Q4 by 14% and increased our contract rate by nearly 24%. On a full year basis, contract room nights declined by 6.6% with a very strong rate growth of 17%.

In Q4, we saw a 1.3% room night decline in special corporate, but a 5.9% increase in the special corporate rate. Our hotels have limited availability midweek and are starting to close out the lower rated special corporate as well.

Moving on to the results for the full year 2014, our Comparable Portfolio RevPAR was up 6.8% to $160.11. For 2014, nine of our hotels generated double-digit RevPAR growth led by three of the major 2013 renovations, the Hyatt Chicago Mag Mile, Hyatt Regency Newport Beach and the Renaissance Westchester.

A few key revenue management highlights for 2014 include the following. Our premium room revenue improved 9-1/2% driven by a 6.6% increase in premium rated rooms. Our corporate negotiated ADR grew by 4.3% and finally, our discounted room segments grew by 8.1% with a discounted room nights’ decrease by 1% as our operators effectively shifted mix into both higher rated segments and higher rated discount segments. Overall for full year 2014, our portfolio had a 7% increase in sellout nights as compared to 2013, which is the fifth consecutive straight year.

Moving on to group trends; for full year 2014, our 30 Hotel Comparable Portfolio is up 7.1% in group room night production for all current and future years, driven by significant group bookings at several of our hotels, including the Renaissance Washington, DC, the JW Marriott New Orleans and our two Houston hotels. We continue to see strong group trends throughout our portfolio. More importantly, our 2012, 2013 and 2014 renovated hotel trends remain positive, as they continue to benefit from the renovations.

Looking forward into 2015, our current group pace for all 30 hotels has increased by 5.3%. Our current growth is coming from rooms and rate, with group rate growth at 3.2%. We’re seeing group strength in several of our hotels next year as well, such as the Renaissance Orlando, Renaissance Washington, DC, and Hyatt San Francisco. However, our group pace is being hindered by Marriott Wailea which we underwrote as having a tough comp coming off an all-time high year, and Boston Park Plaza which is being impacted as we’ve discussed by renovation during the first quarter.

Now let’s spend some time talking about a few of our key markets in 2015. Washington DC as an overall market is expected to be slightly positive in RevPAR in 2015. PKF’s most recent forecast for 2015 for upper priced hotels indicates a 3% increase in RevPAR. Our DC Renaissance group pace is a healthy 8.7% for the full year 2015. However, we continued to see some pockets of weakness in our transient business based upon market demands and the ramp up of the 1,175 room Marriott Marquis. As we stated last year, we remain very, very bullish on Washington in the long-term and especially with strong citywide years in 2016 and 2017. It should be highlighted that our Renaissance DC group pace stands at plus 15% for 2016 and plus 21% for 2017, respectively. Specifically to our hotel, we expect the continuing progress and completion of the unique City Center mixed-use project, located at the front door of our hotel, will bring an upsurge in transient demand in the long-term.

New York; New York is expected to continue to lag behind the remainder of our portfolio and struggles to grow RevPAR as a market. We believe that New York as an overall market will have minimal growth due to the new supply both in the city and in the Times Square submarket. While we saw solid growth at the Hilton Times Square in 2014 due to the new product and gaining back the displacement from our 2013 renovation, we expect the Hilton to perform with the market in 2015. Our hotels will have a difficult time growing rate in this significantly increasingly supply environment.

Boston as an overall market is expected to maintain its very strong performance in 2015 and beyond. The market will see the same number of citywides as compared to 2014. In addition, there is limited supply growth across this market which when combined with peak occupancies in several hotels should lead to strong rate growth. We are projecting our three Boston hotels to deliver between 6.5% and 8.5% in combined RevPAR growth in 2015, adjusting for the renovation displacement at the Boston Park Plaza.

In San Francisco, as John discussed, we expect to have a very strong performance in 2015 with RevPAR being one of the top three markets in the nation. San Francisco with its greater macro environment along with its flat to minimal increase in supply will continue to outperform. Our particular hotel is expected to perform very well in 2015 with our current group pace plus 17%.

Now let’s turn to Orlando, which continues to experience strong demand in both the group and transient segments. Our hotel expects to have a significant growth in group rooms driven off of an increase of higher percentage of corporate group and continued strength in transient revenue, through aggressive mix management and a result as the upside of all of the work that we have done in the hotel over the last few years. We expect our Renaissance Orlando to deliver between 7% and 9% RevPAR growth in 2015 after a very solid growth in 2014.

Let me turn now to Bryan to review our liquidity and guidance. Bryan, please go ahead.

Bryan Giglia:  Thank you, Marc. During the fourth quarter, we executed on a series of financing transactions that increased our liquidity, lowered our cost of capital, and enabled us to address all of our 2015 debt maturities.

In December, we refinanced the existing 5.45%, $38 million mortgage secured by the JW New Orleans with a new $90 million, 10-year, 4.15% fixed rate loan. The additional proceeds will be used to repay the remaining $99 million of debt that comes due in May of 2015.

Additionally, we repaid the 6.6%, $67 million mortgage on the Embassy Suites La Jolla for a total cost of $71 million. The loan had 4-1/2 years left on it with a maturity of June 2019. We paid a $4 million premium, so we could refinance the debt with a new $65 million, 10-year fixed rate loan at 4.12%.

Not only were we able to save $1.6 million a year of interest over the remaining term of the existing debt which resulted in a 30% return on our prepayment, we were also able to extend the maturity to 2025.

Finally, during the quarter, we issued 1.25 million shares of common stock through our ATM program at an average price of $16.12 and gross proceeds of $20.2 million. The combination of these transactions combined with cash on hand resulted in $304.2 million of cash, including $82.1 million of restricted cash at the end of 2014.

Of the $222 million of unrestricted cash on the balance sheet, which included net proceeds from all three fourth quarter financing transactions, $37 million was distributed in January to satisfy our fourth quarter dividend and $99 million will be used to repay the May 2015 maturities which include the Marriott Houston, Marriott Park City, Marriott Philadelphia West and the Marriott Tysons Corner.

In addition to our cash position, we have an undrawn $150 million credit facility and 14 unencumbered hotels soon to be 18 unencumbered hotels once we repay the 2015 maturities. During 2014, these 18 unencumbered assets collectively generated $132.5 million of EBITDA.

At the end of the year, we had $1.5 billion of consolidated debt and preferred securities which include 100% of the $228 million mortgage secured by the Hilton San Diego Bayfront. Our debt consists of entirely well staggered, non-cross mortgage debt and preferred securities. Our debt has a weighted average term to maturity of four years and an average interest rate of 4.5%. Our variable rate debt as a percentage of total debt stands at 28.4% and we have the cash on hand to repay all of our 2015 debt maturities.

We are exceedingly comfortable with our current leverage profile and our ability to continue to achieve our long-term credit milestones. Consistent with our track record we’ve built over the several years, we expect to further improve our balance sheet and increase our financial flexibility in a gradual and shareholder friendly manner, yet, we retain considerable flexibly to take advantage of opportunities as they present themselves.

Now turning to the 2015 guidance, a full reconciliation of the current guidance could be found on Pages 17 to 19 of our supplemental as well as in our earnings release. It is also important to note that as of January 1, 2015, the lodging industry adopted a new uniform system of accounts referred to as the 11th Edition which changed the way certain revenues and expenses had been recorded on the Hotel’s income statement.

While the net impact to Hotel EBITDA is neutral, the 11th Edition does change the composition of certain line items impacting the previous presented - or the previous presentation of hotel revenues, expenses and Hotel EBITDA Margins. To make our comparisons easier, we have restated our RevPAR and Hotel EBITDA Margins for the full year 2014 in our release and supplemental.

While the 11th Edition incorporates several changes to the Hotel’s financial statements, there are two major changes to note. First, Rooms revenue is being impacted by the change in classification for Rooms rebates. Previously, these rebates were classified as Commission expense, but will now be netted against Rooms revenue. This will reduce the reported Rooms revenue and Rooms expense as stated in 2014 by $2.6 million.

The other major change in the 11th Edition is that Food and Beverage revenue and expense is being increased by the portion of service charges that are paid to employees as a gratuity. Previously, the service charge paid out was excluded from revenues and expenses and treated as a passthrough. Now, the employee portion will be treated as both revenue and expense, therefore increasing our Food and Beverage revenue and increasing our Food and Beverage expenses. This change results in an $18.9 million increase in both Food and Beverage revenue and Food and Beverage expenses as compared with what was reported in 2014.

Now to the 2015 guidance. For the first quarter, we expect RevPAR to grow between 5% and 6-1/2%. We expect first quarter Adjusted EBITDA to come in between $58 million and $61 million and we expect first quarter Adjusted FFO per diluted share to be between 18 cents and 19 cents. The midpoint of this range implies a 23% growth in our Adjusted FFO per share as compared to the first quarter of 2014. Our full year 2015 Adjusted EBIDTA guidance ranges from $336 million to $356 million and our full year Adjusted FFO guidance ranges from $1.22 to $1.32 per share. At the midpoint, this implies an 8-1/2% increase in FFO per share as compared to 2014.

With that, we’d now like to open the call up to questions. Audria, please go ahead.

Operator:  Thank you. If you would like to ask a question, please press star, 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, 1 for questions.

We’ll go first to Ian Weissman at Credit Suisse.

Ian Weissman:  Yes, good morning.

John Arabia:  Good morning, Ian.

Ian Weissman:  Just a quick question on New York City. As I weigh your comments about the concern of just the general marketplace and then you factor in the eye popping pricing that foreign buyers or just anybody is paying for real estate in New York City today - as you think about your non-core asset sales over time, how should we think about the potential for selling an asset or so in New York City over time?

John Arabia:  Marc and I both have comments on the operating fundamentals in the City which we think, as you know, we see as kind of flattish this year and some in situations could even be negative. Getting to portfolio management, and whether or not we would consider selling one of those assets - let’s put it this way Ian, there is no asset within our portfolio that is off limits from a sale. If we can transact and create shareholder value or sell an asset in excess of our hold value, we will consider it and work towards that.

Ian Weissman:  Well let me ask you the question this way. At the beginning of the cycle, when you guys were transforming the Company, let’s call it, your goal was to sort of reposition the portfolio and get out of some non-core markets, which let’s just call them non-gateway city markets. At this point in the cycle, could the non-core asset sales include assets - would you be more inclined to sell assets in gateway cities today, is the question?

John Arabia:  I think that’s very fair. Yes, more so than where we were several years ago. I believe so, yes.

Ian Weissman:  Okay and just a little bit more of a micro question on Houston just given all the talk about that marketplace. I know you had some color about the market in general, but have there been any sort of group cancellations on a go forward basis - on a look forward basis at this point, or it’s still business as usual in Houston?

Marc Hoffman:  Hey, Ian. It’s Marc. Good morning.

Ian Weissman:  Good morning.

Marc Hoffman:  No, there have been no cancellations; it is business as usual. We have started to see some smaller pickup in group. We’ve seen some less traction on the business transient as one might expect but no, nothing meaningful at this point, you know, business as usual. But we do expect to see some slight declines as we move forward. But if oil moves back up, that could change as well.

Ian Weissman:  Okay. Thank you for all the details in the ((inaudible)). It’s very helpful, thanks.

John Arabia:  Welcome.

Operator:  We’ll move next to Bill Crowe at Raymond James.

William Crowe:  Hey, good morning guys. I’m going to pick up where Ian left off there with New York. You stated flat to slightly negative. Is that - do you think represented over the market or do you think your portfolio there, your assets are going to perform in line with above or below the market?

John Arabia:  So, Bill, good morning. With - our two assets are - which are incredibly well located. Our two assets, as you know, the DoubleTree is on 47th and 7th, right next to the tickets booth and then the Hilton Times Square is on 42nd Street mid-block, both phenomenal locations that run incredibly high occupancy levels. You really have to dissect the market. There are hotels that are coming online that continue to ramp occupancy where we cannot. We’re already running in a rough range 98% occupancy year-round at those hotels and so we really don’t have the ability to push our occupancy any further, whereas the market does have some benefit of new hotels entering the market that are ramping up occupancy. So from that perspective, even though we are very well located, don’t be surprised if we underperform the general market a little bit, as do most of the “call it stabilized hotels” do in the market.

William Crowe:  All right and then, John. In your early prepared remarks, you talked about a noticeable decline in inbound international travel in New York and we haven’t heard that from anybody else thus far, so I’m just curious how good your information is on the demand side from international travelers?

John Arabia:  Yes, it’s not something that we’ve seen noticeably so far. We have seen - no, go ahead Marc.

Marc Hoffman:  Yes, we - in actuality we’ve only seen about a 2% decrease in international bookings. I think in general that, look, I think the international markets will decline slightly at this point, but I think that we’re not prepared to say there is any dramatic decline at all. I think at this point the exchange rate will make it complicated and a little more difficult, but overall I don’t think we’ve seen marked decreases in that area.

William Crowe:  Great. That’s it from me. Thank you.

Marc Hoffman:  Thanks Bill.

Operator:  We’ll go next to Lukas Hartwich at Green Street Advisors.

Lukas Hartwich:  Great, thank you. Hey, guys. My first one is for Bryan. As you pay down property level debt, are there any plans to have different debt sources?

Bryan Giglia:  Good morning, Lukas. When we look to finance debt or refinance debts, we look at the property, we look at what the best source of capital is for that property whether it’s more of a long-term hold or something we would look to divest in the short-term, and then would match the debt appropriately whether it be floating and shorter-term or long-term (fixed). We do look at a variety of different sources including the potential of increasing the capacity of our credit facility and also potentially looking into other bank debt such as term loans which would provide more flexibility on assets down the road.

Lukas Hartwich:  That’s helpful and then just kind of a more broad question. I know we’ve kind of touched on this already, but thinking about the stronger U.S. dollar and lower oil prices. How do you guys think about the net impact of those two factors? Does it make you incrementally more positive or incrementally more negative or is it a wash?

Marc Hoffman:  Yes, it’s Marc. I think as we look at it, I think that I see it more as a positive. At the end of the day, we have an enormous amount of transient rooms around the country and transient business is driven heavily by drive-in and by fly-in, and as long as airline ticket prices stay down and there’s an enormous amount of people traveling, it’s only going to be a good thing. Again we are concerned somewhat about the dollar strength for our European customers, but I think in general we look at it as a positive.

Lukas Hartwich:  It’s very helpful. Thank you.

Operator:  And we’ll go next to Thomas Allen at Morgan Stanley.

Thomas Allen:  Hi, good morning. Last quarter you guys talked about some potential opportunities with the signage and retail at the Times Square property. Given what’s happening in the New York market with the new supply and some softer trends in the first quarter, how are discussions going about kind of monetizing those opportunities? Thank you.

John Arabia:  We don’t have current plans to monetize those signs, however, I will tell you that at the DoubleTree Times Square, we have plans to put in a far more extensive sign package and that’s something that we have been working on for some time. It’s not so significantly material to the earnings of the Company, but it’s additive.

Thomas Allen:  Okay, that’s all I had. Thank you.

Operator:  We’ll go next to Chris Woronka at Deutsche Bank.

Chris Woronka:  Hey, good morning guys. I just wanted to drill down on the guidance a little bit and I understand that visibility is down a little bit as you go out, but I think your annual is 5% to 7% and I think in the first quarter you’re saying 5% to 6-1/2%, so that kind of - it seems like you’re implying that the rest of the year would be in line or maybe even a little better with first quarter and the comps get pretty tough in 2Q-3Q. Just how should we - maybe your level of conviction or confidence in that relative to what you put out, say this time last year?

Bryan Giglia:  Good morning, Chris. I think where we are - if we look back at our track record and how we approach guidance and I think that we try to provide guidance that is attainable. So when we look at the spread between quarters, we are very confident in what we’ve presented. During the first quarter that there is the renovations in Boston, there are the Super Bowl comp in New York, although as stated we think New York will have a headwind for the rest of the year. With those two major items are weighing on the first quarter RevPAR, but looking out at the rest of the year, we feel comfortable with the guidance provided.

Chris Woronka:  Okay, fair enough and then just thinking about potential acquisitions, you guys I assume will have good result in Boston and Wailea, and - but those are obviously some heavy lifting projects. Since we are moving through the cycle, what’s your appetite to do - once those are done - I know it’s looking out a little bit, but are we still - would you still do something that’s transformative say next year, or because I think maybe that’s potentially where you can add more value as opposed to just buying something that’s got a going-in yield, so just your - I guess more of a cycle update thoughts from you?

John Arabia:  I think that value-add opportunities present ways to create outsize shareholder returns. I think we are good at it not only in terms of applying the right amount of capital, but also the asset management initiatives in marrying the changes in the operations to those types of assets, particularly assets that have really lost their edge. I think that that is one of our core competencies that over the past couple of years and next couple of years, I think we will prove to the markets that that’s a core strength. You know, right now, I’d say our plate is fairly full even though we’re starting to digest Boston Park Plaza which the podium will be done here in call it six to eight weeks and Marc and Robert Springer and Guy Lindsey have already done a tremendous amount of work in the design implementation for Maui.

Embarcadero is largely in the can. I mean that’s really been - at this point we need to execute on what’s been designed, but that heavy lifting, a lot of that has been done. So I think we need to just manage where we are in terms of how much of the heavy lifting value-add we take on at any one time. I think that it’s unlikely that in 2015 we would take on another one of those projects; 2016, maybe start opening up a little more and then after that, depending on how successful we are and how the market receives the work that we do at these two assets, I think it’s on the table.

Chris Woronka:  Okay, very good. Thanks, John.

John Arabia:  Sure.

Operator:  We will go next to Anthony Powell at Barclays.

Anthony Powell:  Hi. Good morning, everyone. On the dividend, there was no dividend guidance for the full year given in the release. How are you looking at the overall dividend relative to 2014 and also how are you planning or thinking about the mix between cash and stock?

Bryan Giglia:  Good morning, Anthony. Our view on the dividend hasn’t changed; our policy and what was declared for the first quarter was the $0.05 cent quarterly dividend. You should expect to see that over Q1 through Q3 and then while we have not obviously declared or set the policy for the fourth quarter dividend, at this point, our expectation would be similar to what we did last year. With EBITDA growth which is comparable to the taxable income growth, the fourth quarter dividend based on the current guidance would be larger than what we had last year. If that dividend was $0.36 cents in the fourth quarter, that dividend could be in the $0.40 cent to $0.50 cent range based on current guidance.

Anthony Powell:  Very helpful, thank you. And on Chicago, the market did very well for you guys in the fourth quarter. How is ‘15 looking on a group booking trend? How are the citywides and how is the supply growth looking in that market?

Marc Hoffman:  Yes, this is Marc. Thank you for the question. Chicago, as you did say, we had a strong fourth quarter and a good year. Two thousand fifteen, the citywides are positive. We have about 11% increase in group room nights for the entire market. Look, we know that there continue to be more hotels coming into Chicago. It’s probably second or third highest increase in new available rooms and there continue to be silly developers moving forward on some other developments. From a standpoint of 2014 - excuse me, 2015 pace, our pace in Chicago at all three of our hotels is up nicely north of 5% to 6%. So we feel good about our hotels in Chicago, particularly because they are exceptionally on strategy in terms of the product and service, and their position and their acceptance by customers.

Anthony Powell: Right. That’s all from me, thank you.

Operator: And we’ll go next to Ryan Meliker at MLV & Company.

Ryan Meliker:  Hey, guys. Thanks for all the detail in the markets and the hotels in the prepared remarks. That was really helpful. I had two more questions. I was hoping you could, first of all, with regards to guidance, particularly margins. In 2014, you guys came in at RevPAR towards the high end of your 2015 guidance range of 6.8% and margins were up 150 basis points, and then at the high end of your guidance for 2015 is just 100 basis points. Is there something going on in there that you’re not going to see quite as strong margin expansion in ‘15 on similar RevPAR growth than you saw in ‘14?

Bryan Giglia:  Hey, Ryan. It’s Bryan. There are a couple of items that are weighing on the margins in ‘15. First, certain jurisdictions were pretty heavy-handed when it came it to real estate tax assessments. There are a few markets where we currently  received higher valuation. We’re in the process of appealing it now. The real estate tax impact has about 30 basis points of impact on the margins. The good news is that those are markets where the appeal and decision is something that typically happens in the year that they’re appealed. So we won’t have a prior year adjustment; once we have our verdict there, we’ll be able to adjust them accordingly. The other weighing factor weighting on margins is the growth in New York City and obviously with the cost structure that’s involved with those hotels, the New York hotels are also  weighing about 30 basis points on margin.

Ryan Meliker:  I thought it might be something like that. That’s helpful and that makes sense. So it sounds like if you win your property tax appeals, there is upside to your margin guidance for the year. Is that correct?

Bryan Giglia:  Yes, I would not expect all of it, but the good news is we will have resolution in the year.

Ryan Meliker:  Okay. That’s helpful and then the second question I wanted to ask you guys was, so you ended the quarter with $304 million in cash on the balance sheet. You clearly have more than enough capacity between the leverage standpoint coupled with liquidity from the cash to fund your redevelopments or renovation projects and your 2015 debt maturities. What was the reasoning for issuing ((inaudible)) on the ATM at a price point that’s over a dollar below where the stock’s trading today? It doesn’t seem like there was a use of proceeds, it seems like you were just taking advantage of what you thought was a fair valuation and to shore up a balance sheet that was already in pretty good shape. So help me understand what the thought process there was. I know it wasn’t a big number in $20 million, but just the thought process is helpful.

John Arabia:  Yes, Ryan, it’s John. We started raising a little bit of equity on our ATM early in the quarter or when they were opened last quarter. I think it’s a fair comment, that in hindsight we were probably a little bit on the early side. We were positioning the balance sheet to make sure that all of our 2015 capital projects and all of our debt could be taken care of at the start of the year. It is a bit of a conservative strategy in hindsight, but we feel very good about where we are now and as Bryan said in his prepared remarks, we have considerable flexibility in our balance sheet and we’re at the point where we can take advantage of opportunities as they arise.

Ryan Meliker:  Right. Now that makes sense. So it sounds like it was really just focused on trying to (shore) up your 2015 debt maturities heading into the year and with that being out of the way, I guess the second question I would have is, aside from uses of proceeds that might involve things that are unknown today, whether it be acquisitions, developments, renovation plans, et cetera, there is not really a need to tap those ATM markets again?

John Arabia:  We will remain flexible around that depending on what we have going on. I think there is an important thing to note, Ryan, freeing up four of those relatively smaller assets of ours and unencumbering from a mortgage  gives us also a lot more flexibility in our ability to capital recycle assets within our portfolio. And that’s an added leg of I think value that Robert Springer is highly focused on and as we continue to reduce our leverage and add that flexibility, I think you will see us being much more nibble, particularly if the hotels don’t have encumbrances on them. So that was again one of the reasons why we wanted to step into ‘15 - one, being able to say - look our shareholders in the eye and say, “We have all the financial capability and more so to fund all of these great value-add projects, but also to take a even further step in our capital recycling capabilities.”

Ryan Meliker:  That makes a lot of sense and that’s a very good point. That’s all from me. Thanks a lot.

John Arabia:  Yes, great. Thank you.

Operator:  And that does conclude the question-and-answer session. At this time, I’ll turn the conference back over to Management for any concluding remarks.

John Arabia:  So we want to thank you all very much for your interest. Some of us will be on the road and we look forward to seeing many of you in the very near term. Thank you.

Operator:  And that does conclude today’s conference. Again, thank you for your participation.

END